UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2011

POSITIVEID CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA		33445
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 16, 2011, PositiveID Corporation, a Delaware Corporation (the “Company”), entered into a First Amendment to Preferred Stock Purchase Agreement (“First Amendment”) with Ironridge Global III, LLC, a Delaware limited liability company (“Ironridge”), to that certain Preferred Stock Purchase Agreement entered into on July 27, 2011 (the “Agreement”), under which Ironridge is committed to purchase for cash up to $1.5 million in shares of the Company's redeemable, convertible Series F Preferred Stock (the “Series F Preferred Stock”).  On August 12, 2011, the Agreement was amended pursuant to that certain Waiver between the parties (the “Waiver”). On August 15, 2011, Ironridge funded the first $500,000 installment. Ironridge’s obligation to purchase the Series F Preferred Stock is subject to satisfaction of a closing condition which states that the trading price of the Company’s common stock has not fallen below 70% of the closing price on the trading day immediately before the date the Company announced that it entered into the Agreement (the "Condition").

Because the Condition was not met, and in order to effect a purchase closing under the Agreement, the Company and Ironridge have agreed to an amendment to the Agreement which supersedes the Waiver.  Ironridge is now obligated to purchase the Series F Preferred Stock in installments as follows: (1) 130 preferred shares on the trading day (“First Closing”) following the later of (i) 10 trading days after September 7, 2011 and (ii) the trading day that aggregate trading volume of the Company's common stock after September 7, 2011, as reported by Bloomberg, equals or exceeds $500,000.00; (2) 290 preferred shares on the trading day (“Second Closing”) the earlier of (i) 10 trading days after the First Closing and (ii) the trading day that aggregate trading volume of the Company's common stock after the First Closing, as reported by Bloomberg, equals or exceeds $1 million; (3) 290 preferred shares on the trading day (“Third Closing”) following the earlier of (i) 10 trading days after the Second Closing and (ii) the trading day that aggregate trading volume of the Company's common stock after the Second Closing, as reported by Bloomberg, equals or exceeds $1 million; and (4) 290 preferred shares on the trading day (“Fourth Closing”) following the earlier of (i) 10 trading days after the Third Closing and (ii) the trading day that aggregate trading volume of the Company's common stock after the Third Closing, as reported by Bloomberg, equals or exceeds $1 million (each of the First, Second, Third and Fourth Closings, a “Purchase Closing”). Each of the respective time periods between each Purchase Closing and the prior Purchase Closing shall be the respective “Calculation Period.”

If the sole condition precedent to a Purchase Closing not satisfied is that the Condition is not met, the Company may, at its sole option, elect at any time to proceed with an alternate Purchase Closing, in which case, with respect to such Purchase Closing:

•	The Condition will not apply with respect to that Purchase Closing;
•
The Calculation Period will (i) commence on the trading day after Ironridge receives written notice of Company’s election, and (ii) exclude any trading day on which the Common Stock trades below $0.20 per share; and

•
The price per preferred share will be equal to the lesser of (a) $1,000, and (b) an amount equal to (i) $1,000, multiplied by (ii) 85% of the average of the daily volume-weighted average prices (the “VWAP”) during the Calculation Period, divided by (iii) $0.257.

Notwithstanding any other provision, the price per preferred share with respect to the First Closing will be equal to the lesser of:  (a) $1,000; and (b) an amount, not below zero, equal to (i) $1,000, multiplied by (ii) 85% of the average of the VWAPs during the period between September 7, 2011 through the First Closing minus $0.20, divided by (iii) $0.057.

The description of certain terms of the First Amendment set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the First Amendment.  The Company plans to file the First Amendment as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2011.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: September 16, 2011	By:	/s/ Bryan D. Happ
Bryan D. Happ Senior Vice President and Chief Financial Officer

3